EXHIBIT 10.3

                                LOCK UP AGREEMENT

            This Lock Up Agreement (the "Agreement") is made and entered into as of August 30, 2004, and sets forth certain terms and conditions pursuant to which Choice One Communications Inc. ("CWON") and certain of its affiliates (collectively with CWON, the "Proposed Debtors") will implement a restructuring (the "Restructuring") on a consensual basis with (i) the undersigned lenders (the "Consenting Senior Lenders") under that certain Third Amended and Restated Credit Agreement dated as of September 13, 2002 (as amended, the "Credit Agreement"), by and among CWON as guarantor, certain subsidiaries of CWON, as borrowers, General Electric Capital Corporation, as administrative agent and collateral agent (the "Senior Agent") and various lenders (collectively, the "Senior Lenders"; and the claims of the Senior Lenders under or in connection with the Credit Agreement are referred to herein as "Senior Lender Claims"); and
(ii) the undersigned lenders (the "Consenting Bridge Lenders"; and, together with the Consenting Senior Lenders, the "Consenting Lenders") under that certain Bridge Financing Agreement dated as of August 1, 2000 (as amended, the "Bridge Loan Agreement") among CWON, Morgan Stanley Senior Funding, Inc., as administrative agent (the "Bridge Agent"), and various lenders (collectively, the "Bridge Lenders"; and the claims of the Bridge Lenders in connection with the Bridge Loan Agreement are referred to herein as the "Bridge Lender Claims"). CWON, the Consenting Senior Lenders and the Consenting Bridge Lenders are referred to herein individually as a "Party", and collectively as the "Parties". The loans made under the Credit Agreement are referred to herein as the "Senior Loans". The loans made under the Bridge Loan Agreement are referred to herein as the "Bridge Loans".

            1. Chapter 11 Filing; Proposed Plan of Reorganization

            It is anticipated that on or before September 30, 2004, the Proposed Debtors will commence voluntary cases (the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), which Chapter 11 Cases are intended to be implemented through the proposed "prepackaged" or "pre-negotiated" plan of reorganization described below. Attached hereto as Exhibit A is a term sheet (the "Term Sheet") that sets forth the principal terms of the Restructuring.

            The Parties agree that the Proposed Debtors will draft a plan of reorganization (the "Proposed Plan") that effects the Restructuring consistent with the Term Sheet, and a related disclosure statement (the "Disclosure Statement"), and will circulate such drafts to the Consenting Lenders. On such date (the "Document Approval Date") as the Proposed Plan, Disclosure Statement and any exhibits thereto, including, without limitation, documents evidencing proposed debtor-in-possession financing, the terms of a revolving exit financing, the terms of new senior notes, warrants and corporate governance documents (collectively, the "Plan Documents") are in form and substance reasonably acceptable to the Senior Agent, the unofficial steering committee of holders of Senior Loans (the "Senior Loan Steering Committee"), and the unofficial steering committee of holders of Bridge Loans (the "Bridge Loan Steering Committee"), the Proposed Debtors will (i) if the Document Approval Date is on or before September 9, 2004, commence, within five business days after such Document Approval Date, a solicitation of votes on the Proposed Plan from holders of Senior Lender Claims and Bridge Loan Claims in accordance with section 1126(b) of the Bankruptcy Code, or (ii) if the Document Approval Date is before September 23, 2004, but no solicitation has been commenced by such date, within five business days after confirmation that counterpart signature pages of this Agreement have been executed by holders of at least 66 2/3% in dollar amount and more than one-half in number of each of the Senior Loans and the Bridge Loans, the Proposed Debtors will either (x) commence the Chapter 11 Cases on a pre-negotiated basis, and file the Proposed Plan, Disclosure Statement and related documents, all in form and substance reasonably satisfactory to the Senior Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee, or (y) with the consent of the Senior Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee, commence a solicitation of votes on the Proposed Plan in accordance with section 1126(b) of the Bankruptcy Code; provided, that if by the Document Approval Date, executed signature pages of this Agreement have been received by the holders of 66 2/3% in dollar amount but not more than one-half in number of either the Senior Loans or Bridge Loans, then the Proposed Debtors will, within five business days after receipt of the written representation described in this section, commence the Chapter 11 Cases on the pre-negotiated or pre-packaged basis as set forth in clause (x) or (y) above, in any case, if the financial advisor to the Senior Lenders or the Bridge Lenders, as applicable, shall have represented in writing its belief, after reasonable due diligence, that after a vote taken holders of more than one-half in number of the Senior Loans or Bridge Loans, as applicable, will vote to accept the plan of reorganization under section 1126(c) of the Bankruptcy Code.

            2. Forbearance

            Upon receipt of counterpart pages of this Agreement executed by CWON and by the holders of at least 66 2/3% in dollar amount of each of the Senior Loans and the Bridge Loans, the Consenting Lenders agree to extend their respective standstill and waiver agreements through and including September 30, 2004; provided, that such extended standstill and waiver agreements shall have termination provisions similar to those set forth in this Agreement.

            3. Holdings by Consenting Lenders

            Each Consenting Lender represents that, as of the date hereof, such Consenting Lender (i) either (A) is the sole legal and beneficial owner of the principal amount of Senior Lender Claims or Bridge Lender Claims, as applicable, set forth opposite its name on Schedule 1 hereto and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such claims (for each such Consenting Lender, the "Consenting Lender Claims"), in each case free and clear of all claims, liens and encumbrances, or
(B) has investment or voting discretion with respect to its Consenting Lender Claims and has the power and authority to bind the beneficial owner(s) of such Consenting Lender Claims to the terms of this Agreement, (ii) has full power and authority to vote on and consent to matters concerning such Consenting Lender Claims, and (iii) does not hold any claim or interest against the Proposed Debtors other than the Consenting Lender Claims.

            4. Transfer of Lender Claims

            Each of the Consenting Lenders hereby agrees that, so long as its agreement hereunder has not been terminated, it shall not sell, transfer, assign or grant any participation in any of its Consenting Lender Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof or participant therein agrees in writing for the benefit of the other Parties hereto to be bound by all of the terms of this Agreement and executes a counterpart signature page of this Agreement and the transferor provides each of the Parties hereto with a copy thereof, in which event (a) each Party shall be deemed to have acknowledged that its obligations to the Consenting Lenders hereunder shall be deemed to constitute obligations in favor of such transferee and (b) the transferee shall be a Party hereto and all obligations of the transferor to the other Parties hereto shall be deemed to be obligations of the transferee.

            5. Agreement to Vote; Support for the Proposed Plan

            Each of the Consenting Lenders agrees that, so long as its agreement hereunder has not been terminated, and subject to the conditions that (i) the Proposed Plan, Disclosure Statement and Plan Documents provide for the treatment of Senior Lender Claims and Bridge Lender Claims consistent with the treatment contemplated and set forth in the Term Sheet and the DIP Term Sheet (as defined herein), and (ii) the Proposed Debtors fulfill their obligations as contemplated herein, including conducting a solicitation of votes on the Proposed Plan, filing the Chapter 11 Cases, filing the Proposed Plan and Disclosure Statement and continuing to support the Proposed Plan in accordance with the treatment of the Senior Lender Claims and the Bridge Lender Claims as set forth in the Term Sheet and the DIP Term Sheet, it shall (a) vote in favor of the Proposed Plan, and (b) support the Proposed Plan. Such support shall include the following: each Consenting Lender (together with its affiliates, officers, directors, stockholders, members, employees, partners, employees, representatives and agents) shall not: (v) object to the Proposed Plan or to any efforts to obtain acceptance of, and to confirm and implement, the Proposed Plan; (w) vote for, consent to, support or participate in the formulation of any plan other than the Proposed Plan; (x) solicit, encourage, entertain or engage in any inquiries, discussions, offers or proposals, or enter into any agreements, relating to any disposition of the Proposed Debtors or their assets out of the ordinary course of business or any plan of reorganization or liquidation for the Proposed Debtors other than the Proposed Plan or any amendment thereto, this Agreement and any documents in support hereof; (y) encourage or support in any fashion any person or entity to vote against the Proposed Plan or to take any other action prohibited to the Consenting Lenders in this Agreement; or (z) take any other action directly or indirectly for the purpose of delaying, preventing, frustrating or impeding acceptance, confirmation or implementation of the Proposed Plan.

            6. Termination of Obligations

            Each Consenting Lender under this Agreement may terminate its obligations under this Agreement by notice to counsel to the Proposed Debtors, counsel to the Senior Agent, and counsel to the Bridge Loan Steering Committee, in which case its agreement hereto shall terminate and be of no further force and effect, if:

            (a) any Party (including the Proposed Debtors, in furtherance of their fiduciary duties) files a chapter 11 plan providing for treatment of the Consenting Lender Claims that is inconsistent with the terms and conditions set forth in the Term Sheet or the DIP Term Sheet in a manner that is adverse to any of the Consenting Lenders; provided: that the right to terminate under this clause (a) shall only inure to a Consenting Lender whose treatment under the filed chapter 11 plan is inconsistent with the Term Sheet or DIP Term Sheet in an adverse manner;

            (b) on September 30, 2004, the Document Approval Date has not occurred;

            (c) on September 30, 2004, the Proposed Debtors have completed the solicitation of votes on the Proposed Plan pursuant to section 1126(b) of the Bankruptcy Code, in accordance with applicable nonbankruptcy law and consistent with the Term Sheet and the DIP Term Sheet, but the Proposed Debtors have not obtained the acceptance of the Proposed Plan by the requisite majorities under section 1126(c) of the Bankruptcy Code of each of the classes of Senior Loans and Bridge Loans;

            (d) on September 30, 2004, the Parties have received counterpart signatures of this Agreement executed by the requisite bankruptcy majorities of each of the classes of Senior Lenders and Bridge Lenders in accordance with section 1126(c) of the Bankruptcy Code, but the Proposed Debtors have not either
(x) commenced the Chapter 11 Cases on a pre-negotiated basis, including the filing of the Proposed Plan, Disclosure Statement and related documents, all in form and substance reasonably satisfactory to the Senior Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee, or (y) with the written consent of the Senior Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee, commenced a solicitation of votes on the Proposed Plan in accordance with section 1126(b) of the Bankruptcy Code;

            (e) on September 30, 2004, the Parties have not received counterpart signatures of this Agreement executed by the holders of 66 2/3% in dollar amount and more than one-half in number of each of the Senior Loans and Bridge Loans; provided, that if by such date, counterpart pages of this Agreement have been executed by holders of at least 66 2/3% in dollar amount but not more than one-half in number of either the class of Senior Loans or the class of Bridge Loans (either such class, a "Non-Consenting Class"), then it shall not be a termination event under this clause (e) if the financial advisor to the Senior Lenders or the Bridge Lenders, as applicable, shall have represented in writing its belief, after reasonable due diligence, that after a vote taken in the Chapter 11 Cases the class of Senior Lenders or Bridge Lenders, as applicable, will vote to accept the Proposed Plan under section 1126(c) of the Bankruptcy Code; and provided, further, that it shall not be a termination event under this clause (e) for any Consenting Lender of the Non-Consenting Class if CWON and the requisite bankruptcy majorities under section 1126(c) if the Bankruptcy Code of the other class determine to proceed with the Restructuring in accordance with the terms of this Agreement and the Term Sheet and DIP Term Sheet;

            (f) within five business days after the commencement of the Chapter 11 Cases, the Proposed Debtors have not obtained interim approval of a debtor-in-possession financing facility (the "DIP Financing") consistent with the terms set forth in the DIP Financing term sheet attached hereto as Exhibit B (the "DIP Term Sheet"); and within 30 days after the commencement of the Chapter 11 Cases, the Proposed Debtors have not obtained final approval of the DIP Financing consistent with the DIP Term Sheet;

            (g) after filing, there shall be any modification to the Proposed Plan or Disclosure Statement that is inconsistent with the terms and conditions set forth in the Term Sheet or the DIP Term Sheet in a manner that is adverse to any of the Consenting Lenders;

            (h) in the event of non-performance in any material respect by any Party hereto (the "Breaching Party"), five business days after the giving of written notice of termination by any Party hereto that has not failed to perform, in any material respect, any of its obligations hereunder, to each of the other Parties hereto of the material non-performance of the Breaching Party and such non-performance remains uncured at the conclusion of such five-business day period;

            (i) upon: (i) the dismissal of the Chapter 11 Cases; (ii) the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (iii) the appointment of a trustee or receiver; or (iv) the effective date of the Proposed Plan; or

            (j) upon the occurrence of an event of default that results in acceleration under the DIP Financing.

No Party shall have any liability to the other or any other person as a result of the termination of such Party's obligations hereunder in accordance with this paragraph.

            7. Good Faith Negotiation of Documents

            Each party to this Agreement hereby further covenants and agrees to negotiate the Plan Documents in good faith and, in any event, in all respects consistent with the Term Sheet and the DIP Term Sheet.

            8. Prior Negotiations

            This Agreement, the Term Sheet and the DIP Term Sheet attached hereto constitute the entire understanding of the parties with respect to the subject matter hereof. No representations, oral or written, other than those set forth herein and in the Term

Sheet and the DIP Term Sheet, may be relied on by any party in connection with the subject matter hereof.

            9. No Due Diligence Condition

            Any provision contained in the Term Sheet or the DIP Term Sheet to the contrary notwithstanding, (a) the completion of due diligence (including, without limitation, tax due diligence and due diligence on the benefits obtained from contract rejections in the Chapter 11 Cases) with respect to the Proposed Debtors is not a condition precedent to any Party's obligations and agreements under this Agreement; and (b) no Party hereto may seek to condition or avoid the performance of its obligations hereunder based on or subject to the completion of any such due diligence.

            10. Representations of CWON and the Subsidiaries

            CWON, for itself and on behalf of its subsidiaries, hereby represents and warrants to each Consenting Lender as follows:

            (a) Corporate Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

            (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

            (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than as a result of the commencement of the Chapter 11 Cases.

            (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than filings under the Securities Exchange Act of 1934, as amended, which have been or will be made.

            (e) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.

            (f) Information True and Correct. The financial and other information concerning it which it or its representatives have made available to the Consenting Lenders (other than any projected financial information included therein) was complete and correct in all material respects when delivered and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made, and the projected financial information concerning it which it or its representatives made available to the Consenting Lenders was prepared in good faith and on the basis of assumptions which, in light of the circumstances under which they were made, were believed by its management to be reasonable.

            (g) No Litigation. There are no material actions, suits, claims, proceedings, or investigations pending or, to its knowledge, threatened against it, except those that have been publicly disclosed by CWON in the periodic or current reports filed with the Securities and Exchange Commission by CWON pursuant to the reporting requirements set forth in the Securities Exchange Act of 1934, as amended.

            11. Representations of the Consenting Lenders

            Each of the Consenting Lenders represents and warrants, severally but not jointly, to CWON and the other Consenting Lenders, as follows:

            (a) Corporate Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

            (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

            (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

            (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

            (e) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.

            12. Further Acquisition of Claims

            This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional claims against CWON or any of its subsidiaries. However, any such additional claims so acquired shall automatically be deemed to be Consenting Lender Claims subject to the terms of this Agreement.

            13. No Oral Amendments

            No modification or amendment of the terms of this Agreement shall be valid unless such modification or amendment is in writing and has been signed by each of the Parties.

            14. Governing Law

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

            15. Specific Performance

            It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

            16. Reasonable Best Efforts

            The Senior Agent shall (a) exercise its reasonable best efforts to obtain the consent of the requisite bankruptcy majorities of the class of Senior Lenders to this Agreement, (b) notify the Proposed Debtors in writing if and when such approvals have been received, (c) promptly notify the other Parties in writing if and when any Senior Lender indicates its intention not to provide its approval to this Agreement, and (d) promptly provide copies of such approvals to the other Parties. Each of the Consenting Bridge Lenders shall (a) exercise its reasonable best efforts to obtain the consent of the requisite bankruptcy majorities of the class of Bridge Lenders to this Agreement, (b) notify (or cause the notification of) the other Parties in writing if and when such approvals have been received, (c) promptly notify (or cause the notification of) the other Parties in writing if and when any Bridge Lender indicates its intention not to provide its approval to this Agreement, and (d) promptly provide (or cause the provision of) copies of such approvals to the other Parties.

            17. Reservation of Rights

            This Agreement is part of a proposed consensual Restructuring among the Parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability any party to protect and preserve its rights, remedies and interests, including, without limitation, its claims against the Proposed Debtors. If the Restructuring contemplated herein and in the Term Sheet is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their rights.

            18. Headings

            The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

            19. Successors and Assigns, Several Obligations

            This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof. The agreements, representations and obligations of the Consenting Lenders under this Agreement are several and not joint in all respects. Any breach of this Agreement by a Consenting Lender shall not result in liability for any other non-breaching Consenting Lender.

            20. Third-Party Beneficiaries

            Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof.

            21. Counterparts

            This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by facsimile which shall be deemed to be an original for the purposes of this paragraph.

            22. Consideration

            It is hereby acknowledged by the Parties that no consideration shall be due or paid to the Consenting Lenders in exchange for their support of the Proposed Plan, in accordance with the terms and conditions of this Agreement, other than the obligations imposed upon the Proposed Debtors pursuant to the terms of this Agreement, including, without limitation, the Proposed Debtors' obligations to use reasonable best efforts to confirm the Proposed Plan in accordance with the terms and conditions of this Agreement.

            23. Acknowledgement

            This Agreement is not, and shall not be deemed to be, a solicitation for consents to the Proposed Plan. Each Consenting Lender's acceptance of the Proposed Plan shall not be solicited until it has received the Disclosure Statement for the Proposed Plan.

            24. Disclosure of Individual Consenting Lenders

Unless required by applicable law or regulation, including attaching this Agreement, as executed, to the Disclosure Statement, and other than to the other Parties hereto, the Proposed Debtors shall not disclose any Consenting Lender's holdings of Senior Lender Claims or Bridge Lender Claims without the prior written consent of such Consenting Lender; and if such announcement or disclosure is so required by law or regulation (other than in connection with the filing of this Agreement as part of an 8-K filing with the Securities and Exchange Commission (an "8-K") or as an attachment to the Disclosure Statement), the Proposed Debtors shall afford the Consenting lenders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to making such announcement or disclosure. The foregoing shall not prohibit the Proposed Debtors from disclosing the approximate aggregate holdings of Senior Lender Claims or Bridge Lender Claims by the Consenting Lenders as a group. If this Agreement, as executed, is attached to an 8-K or the Disclosure Statement, the Debtors agree that only the aggregate amount of Bridge Lender Claims, but not the individual amount held by any Consenting Bridge Lender, shall be disclosed therein, subject, however, to the first sentence of this Section 24, if such disclosure is required by applicable law or regulation.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CHOICE ONE COMMUNICATIONS INC.

By: /s/ Ajay Sabherwal
-----------------------------------------
Name: AJAY SABHERWAL
Title: CHIEF FINANCIAL OFFICER

SENIOR LENDERS

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent, Collateral Agent and
Syndication Agent under the Credit Agreement and as a Senior Lender

By:/s/ Christopher T. Nicholls
   --------------------------------------
Name:  Christopher T. Nicholls
Title: Senior Vice President; Authorized Signatery

MORGAN STANLEY SENIOR FUNDING, INC.,
as Documentation Agent under the Credit Agreement and as a Senior Lender

By:/s/ Daniel Allen
   --------------------------------------
Name:  Daniel Allen
Title: Vice President

BANK OF AMERICA, N.A., as a Senior Lender

By:/s/ Laura I. Sweet
   --------------------------------------
Name:  Laura I. Sweet
Title: Assistant Vice President

BEAR STEARNS INVESTMENT PRODUCTS INC.,
as a Senior Lender

By:/s/ John E. McDermott
   --------------------------------------
Name:  John E. McDermott
Title: Vice President

CARGILL FINANCIAL SERVICES INTERNATIONAL, Inc., as a Senior Lender

By:/s/ Mark Guidinger
   --------------------------------------
Name:  Mark Guidinger
Title: Portfolio Manager

By:/s/ Kelly Schreurs
   --------------------------------------
Name:  Kelly Schreurs
Title: Controller

CREDIT SUISSE FIRST BOSTON INTERNATIONAL, as a Senior Lender

By:/s/
   ----------------------------
Name:
Title:

DEUTSCHE BANK AND TRUST COMPANY AMERICAS, as a Senior Lender

By: /s/ Jay Hopkins
    ---------------------------
Name: Jay Hopkins
Title: Assistant Vice President

FIDELITY ADVISORS SERIES II: FIDELITY ADVISORS HIGH INCOME
ADVANTAGE (218), as a Senior Lender

By: /s/ John H. Costello
    -----------------------------
Name: John H. Costello
Title: Assistant Vice Treasurer

Pension Investment Committee of
General Motors for General Motors Employees
Domestic Group Pension Trust, as a Senior Lender

By: Fidelity Management Trust Company,
as Investment Manager under Power of Attorney

By: /s/ John P. O'Reilly
    ----------------------------
Name: John P. O'Reilly
Title: Executive Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P.,
as a Senior Lender

By: /s/ Pedro Ramirez
    ---------------------------
Name: Pedro Ramirez
Title: Authorized Signatory

GRACIE CAPITAL, L.P.
P+S Capital Partners, LLC
By: /s/ Greg Pearson
    ----------------------------
Name: Greg Pearson
Title: CFO

LITESPEED MASTER FUND LTD
By:/s/ Jamie Zimmerman
   ------------------------------
Name: Jamie Zimmerman
Title: Managing Partner

MERRILL LYNCH CREDIT PRODUCTS, LLC, as a Senior Lender

By: /s/ Peter Chin
    ------------------------------
Name: Peter Chin
Title: Vice President

ORE HILL HUB FUND, LTD, as a Senior Lender

By: /s/ Frederick Wahl
    ----------------------------
Name: Frederick Wahl
Title:

QUANTUM PARTNERS LDC, as a Senior Lender

By: /s/ Armando Belly
    -----------------------------
Name: Armando Belly
Title: Attorney-in-Fact

SATELLITE SENIOR INCOME FUND, LLC, as a Senior Lender

By: Satellite Asset Management L.P., its manage

By: /s/ Simon Raykhar
    ------------------------------
Name: Simon Raykhar
Title: General Counsel

SCOGGIN CAPITAL MANAGEMENT, LP II, as a Senior Lender

By: S+E Partners, LP its: General Partner

By: Scoggin, Inc its: General Partner

By: /s/ Craig Effron
    -------------------------------
Name: Craig Effron
Title: President of Scoggin, Inc.

STRATEGIC VALUE MASTER FUND, LTD, as a Senior Lender

By: Strategic Value Partners Inc.
    its Investment

By: /s/ Victor Khosla
    --------------------------------
Name: Victor Khosla
Title: President

TRIAGE CAPITAL MANAGEMENT, LP, as a Senior Lender

By: /s/ Mark D. Wittman
    ---------------------------
Name: Mark D. Wittman
Title: Partner

VARDE PARTNERS, INC., as a Senior Lender

By: /s/ George G. Hicks
    ---------------------------
Name: George G. Hicks
Title: Managing Partner

WACHOVIA BANK, N.A., as a Senior Lender

WAYLAND DISTRESSED OPPORTUNITIES FUND I-B, LLC., as a Senior Lender

By: Wayzata Investment Partners, LLC, its Manager

By: /s/ Joseph M. Deignan
    ----------------------------
Name: Joseph M. Deignan
Title: Authorized Signatory

WAYLAND DISTRESSED OPPORTUNITIES FUND I-C, LLC., as a Senior Lender

By: Wayzata Investment Partners, LLC, its Manager

By: /s/ Joseph M. Deignan
    ----------------------------
Name: Joseph M. Deignan
Title: Authorized Signatory

 BRIDGE LENDERS

 QUANTUM PARTNERS LDC, as a Bridge Lender

 By: /s/ Armando Belly
 Name:
 Title:

 CREDIT SUISSE FIRST BOSTON
 INTERNATIONAL, as a Bridge Lender

 By: /s/ Louis J. Impellizeri
     ---------------------------------------------
 Name: Louis J. Impellizeri
 Title: Authorized Signatory

 By: /s/ Vittorio Selaloja
     ---------------------------------------------
 Title: Authorized Signatory

 WACHOVIA INVESTORS, INC., as a Bridge Lender

 By: /s/ Robert Haley
     ---------------------------------------------
 Name:   Robert Haley
 Title:  Authorized Signatory
         Director

                         CHOICE ONE COMMUNICATIONS INC.
                         SUMMARY OF TERMS AND CONDITIONS
                   FOR POSSIBLE DEBTOR-IN-POSSESSION FINANCING
      CONFIDENTIAL - FOR DISCUSSION PURPOSES ONLY; NOT A COMMITMENT TO LEND

This term sheet consists of a summary description of the material terms and conditions of the debtor-in-possession credit facility described herein, and is not intended to provide a comprehensive description of all of the terms and conditions of such facility. Until such time as definitive written agreements among the Borrowers, the DIP Agent and the DIP Lenders containing terms and conditions consistent with the terms and conditions set forth herein and otherwise in form and substance satisfactory to the DIP Agent and DIP Lenders are fully executed and delivered, no negotiations, discussions, representations or other communications of any kind shall be deemed to create any binding agreements or offers capable of acceptance or any basis for detrimental reliance. The DIP Agent and the DIP Lenders reserve their rights to terminate discussions regarding the subject matter hereof at any time, in their sole discretion, and without liability of any kind.

BORROWERS:           Choice One Communications Inc. and each of its
                     subsidiaries, as debtors-in-possession subject to Chapter
                     11 cases (collectively, the "Borrowers" or the "Debtors").
                     Each Borrower would be jointly and severally liable to repay any and all indebtedness incurred under the Facility.
                     Each Borrower will appoint one of the Borrowers as its agent for administrative purposes under the Facility.

ADMINISTRATIVE
AGENT: General Electric Capital Corporation ("GE Capital") or one or more of its affiliates (in such capacity, the "DIP Agent").

FACILITY;
AVAILABILITY:        Revolving debtor-in-possession credit facility (the
                     "Facility") of up to an overall maximum amount of $20,000,000 (the "Maximum Amount"), including a swingline subfacility of up to $_______________; provided, however, that, (i) from and after the entry of an order of the bankruptcy court acceptable in form and substance to the DIP Agent and the Required DIP Lenders (the "Interim
                     Order"), and prior to the entry of the Final Order (as defined below), the Maximum Amount shall be limited to $____________ and (ii) the Maximum Amount shall be permanently reduced from time to time pursuant to the mandatory prepayment provisions described below.

                     Notwithstanding the foregoing, loans under the Facility will only be available to the Borrowers from time to time prior to the Maturity Date in an aggregate amount not to exceed the lesser of:

                     a. an amount equal to the lesser of (i) the Maximum Amount and (ii) an amount equal to the Borrowing Base minus the amount of the Carve-Out (as defined below); and

                     b. a positive amount (if any) equal to (i) 110% of (x) the sum of the weekly amounts of all projected disbursements of the Borrowers and their subsidiaries, as set forth in a budget approved on or prior to the Closing Date (as defined below) by the DIP Agent, the Senior Lender

                     Steering Committee (as defined below) and the Bridge Loan Steering Committee (as defined below) (the "Budget"), for the period from the Closing Date through the last day of the week in which the loan is requested (excluding reasonable professional fees and expenses) minus (y) the sum of the weekly amounts of all projected operating cash receipts set forth in the Budget for such period minus (ii)
                     (A) aggregate amount of advances actually made under the Facility to the Borrowers during such period (prior to giving effect to any requested loan not yet made) minus (B) the aggregate amount of reasonable professional fees and expenses actually paid during such period; provided, however, that the limitation described in this paragraph
                     (b) shall not be applicable with respect to any requested loan the proceeds of which are actually applied to the payment of reasonable professional fees and expenses. The formula as set forth in this paragraph shall be applied, with respect to each of the periods described herein, on a cumulative, period to period basis. The Budget shall not be modified or otherwise amended without (i) the consent of the Required DIP Lenders and (ii) the consent of (a) the Prepetition Senior Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee or (b) the bankruptcy court.

                     "Borrowing Base" shall mean, as of any date, the sum of, in each case less reserves established from time to time by the DIP Agent in its reasonable credit judgment, up to 85% of the Borrowers' eligible accounts. The DIP Agent will retain the right from time to time to establish standards of eligibility and reserves against availability in its reasonable credit judgment, which reserves against availability will take into account and be impacted by the results of the pending audit of the collateral. Accounts which are 90 days past original invoice date or 60 days past due will be ineligible.

LENDERS: The lenders under the Facility (the "DIP Lenders") would consist of GE Capital, Strategic Value Credit Opportunities Master Fund, L.P., and Varde Partners, Inc. (or their respective affiliates) (collectively, the "Senior Lender Steering Committee"), and such other holders of the Pre-Petition Obligations (as defined below) as may be approved by the Senior Lender Steering Committee. Unless otherwise approved by the Senior Lender Steering Committee, each lender would participate in the Facility at equal commitment amounts. Any such commitments would be provided, if at all, pursuant to one or more definitive commitment letters provided by such lenders in their sole and absolute discretion.

CLOSING DATE: The later of the date on which the Debtors file Chapter 11 petitions (the "Petition Date") and the date on which the Interim Order is entered by the bankruptcy court, it being anticipated that the Petition Date would occur on or before September 30, 2004.

MATURITY:            The Facility would mature and the commitments would
                     terminate on the earliest to occur (the "Maturity Date") of: (i) six months from the Petition Date, (ii) thirty days after the Petition Date if a final order from the bankruptcy court approving the Facility in form and substance acceptable to the DIP Agent and the Required DIP Lenders
                     (the "Final Order" and, together with the Interim Order, the "Financing Orders") has not been entered by that date,
                     (iii) the effective date of a plan of reorganization with respect to the Debtors, and (iv) the occurrence and continuation of an Event of Default under the definitive
                     Facility documents and a determination by the Required DIP
                     Lenders (as defined below) to terminate the commitments.

USE OF PROCEEDS:     To pay interest, fees and expenses with respect to the
                     Facility, make adequate protection payments to the lenders party to the pre-petition credit agreement ("Pre-Petition
                     Credit Agreement"), to pay regularly scheduled payments due under the Swap Agreement (as defined below) (including the deferred amount originally due August 9, 2004), to pay reasonable professional fees and expenses incurred by the unofficial committee of lenders (the "Bridge Loan Steering
                     Committee") party to the pre-petition bridge loan agreement
                     ("Bridge Loan Agreement"), and to pay operating expenses and other amounts for general corporate and ordinary course purposes of the Company and its subsidiaries in accordance with the Budget, including ongoing administrative expenses associated with the Chapter 11 cases of the Debtors.

                     None of the proceeds may be used to challenge the validity, perfection, priority, extent or enforceability of the Facility or the Pre-Petition Loan Obligations (as defined below), the obligations under the Bridge Loan Agreement (the "Bridge Loan Obligations"), the Swap Obligations ((as defined below) or the liens or security interests securing the Facility, the Pre-Petition Loan Obligations, the Swap Obligations or the Bridge Loan Obligations.

SECURITY; PRIORITY:

                     To secure all of the obligations of Debtors to the DIP Agent and the DIP Lenders under the Facility, DIP Agent, for the benefit of the DIP Agent and the DIP Lenders, would receive, pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, the Financing Orders and the definitive Facility documents, valid, enforceable and fully perfected security interests in and liens and mortgages upon all prepetition and postpetition assets of the Debtors, including, without limitation, all capital stock of their respective subsidiaries, all intercompany notes held by them, and proceeds of all FCC and other public utility licenses, in each case whether now existing or hereafter acquired or arising (collectively, the "DIP Collateral"), which liens would have the priority set forth below. DIP Collateral would not include any proceeds from avoidance actions recovered or avoided under Chapter 5 of the Bankruptcy Code (collectively, "Avoidance Actions"), except to the extent the Carve-Out (defined below) is utilized.

                     The liens and security interests with respect to the Debtors' property securing the Facility shall not be subject to challenge and shall attach and become valid and perfected upon entry of the Interim Order without the requirement of any further action by DIP Agent or DIP Lenders. All DIP Collateral will be free and clear of other liens, claims and encumbrances, except valid, perfected, enforceable and unavoidable liens in existence as of the Petition Date, liens securing the Pre-Petition Loan Obligations (as defined below), the Swap Obligations (as defined below) and the Bridge Loan Obligations, and other permitted liens and encumbrances acceptable to DIP Agent and the DIP Lenders.

                     Subject to the Carve-Out, such liens securing the DIP Obligations (a) would constitute first priority liens in and to all DIP Collateral that is not subject to any valid, perfected, enforceable and non-avoidable lien in existence as of the Petition Date, pursuant to 11 U.S.C. Section 364(c)(2), (b) would prime and be senior to those liens (the "Primed Liens"): (i) in favor of the pre-petition agent (the "Pre-Petition Agent") with respect to obligations under the Pre-Petition Credit Agreement (the "Pre-Petition Loan Obligations") and the obligations (the "Swap Obligations") under the pre-petition swap agreement (the "Swap Agreement") among the Debtors and Wachovia Bank, N.A. (formerly known as First Union National Bank) ("Wachovia"), and (ii) in favor of the agent (the "Bridge Loan Agent") with respect to the Bridge Loan Obligations, in each case pursuant to 11 U.S.C. Section 364(d)(1), (c) would be senior to all Adequate Protection Liens (as defined below), and (d) would be immediately junior in priority to any and all valid, perfected, enforceable and non-avoidable liens in existence as of the Petition Date other than the Primed Liens (collectively, the "Non-Primed Liens"), pursuant to 11 U.S.C. Section 364(c)(3).

                     All obligations of the Debtors under and with respect to the Facility (the "DIP Obligations") would enjoy superpriority administrative expense status under 11 U.S.C.
                     Section 364(c)(1) with priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a),
                     507(b), 726 or any other provisions of the Bankruptcy Code, subject to the Carve-Out (as defined below). Such superpriority status would be enjoyed with respect to any proceeds of Avoidance Actions to the extent the Carve-Out is utilized and the DIP Obligations would otherwise be pari passu with other allowed administrative expenses with respect to such proceeds.

CARVE-OUT:           Prior to the Maturity Date, the Debtors shall pay their
                     administrative expenses, including, without limitation, the professional fees and disbursements incurred by the Debtors and any statutory committees appointed in the Chapter 11 cases, in full and in the ordinary course of the Debtors' business, subject to the entry of an order of the bankruptcy court, in form and substance reasonably acceptable to the DIP Agent, the Senior Lender Steering
                     Committee and the Bridge Loan Steering Committee, allowing for the provisional payment of such amounts. After the Maturity Date, the claims and liens in the Debtors' properties provided for hereunder, and the Primed Liens and Non-Primed Liens, shall, only to the extent unencumbered funds are not available to pay in full administrative expenses, be subject to the payment of professional fees and disbursements incurred by the Debtors and any statutory committees appointed in the Chapter 11 cases, solely to the extent incurred in an aggregate amount not in excess of $1,000,000 plus any professional fees and disbursements described in the first sentence of this paragraph which were incurred prior to the Maturity Date and remain unpaid as of such date and which are ultimately allowed by the bankruptcy court, less the aggregate amount of retainers for professional fees and disbursements that are unapplied as of the Maturity Date (collectively, the "Carve-Out").
                     Notwithstanding the foregoing, no portion of the Carve-Out, and no portion of any amounts approved for payment prior to the Maturity Date, shall be utilized for the payment of professional fees, disbursements, costs or expenses incurred in connection with asserting or preparing for any claims or causes of action against the Pre-Petition Agent, the Bridge Loan Agent, the lenders under the Pre-Petition
                     Credit Agreement or party to the Swap Agreement
                     (collectively, the "Pre-Petition Lenders"), the lenders under the Bridge Loan Agreement (the "Bridge Loan
                     Lenders"), the DIP Agent or the DIP Lenders, and/or challenging or raising any defenses to the Pre-Petition
                     Obligations, the Swap Obligations, the Bridge Loan
                     Obligations, the loans or other obligations under the Facility or the liens of the Pre-Petition Agent, the Bridge
                     Loan Agent, the Pre-Petition Lenders, the Bridge Loan
                     Lenders, the DIP Agent or the DIP Lenders.

ADEQUATE
PROTECTION:          As adequate protection for the diminution in the value of
                     the Pre-Petition Agent's and the Pre-Petition Lenders' collateral resulting from (i) the use by the Debtors of such collateral and cash constituting proceeds of such collateral, (ii) those liens granted to the DIP Lenders which prime the Primed Liens and (iii) the imposition of the automatic stay pursuant to 11 U.S.C. Section 362(a), the Pre-Petition Agent, for the benefit of the Pre-Petition
                     Lenders, shall be granted, subject to the Carve-Out, (1) replacement security interests in and liens and mortgages upon all property of the Debtors and their estates, whether now existing or hereafter acquired or arising, including liens on Avoidance Actions to the extent the Carve-Out is utilized ("Adequate Protection Liens") and (2) superpriority administrative expense status under 11 U.S.C
                     Section 507(b), which priority claim shall be junior to the superpriority claim under Section 364(c)(1) of the Bankruptcy Code in favor of the DIP Lenders, provided that as to proceeds of Avoidance Actions, such section 507(b) claim shall enjoy 507(b) superpriority status (junior to the Section 364(c)(1) priority in favor of the DIP Lenders) to the extent the Carve-Out is utilized and will otherwise enjoy a priority in respect of such Avoidance Actions which is pari passu with other allowed administrative expenses
                     (the "Adequate Protection Priority Claim"). The Adequate
                     Protection Liens and the Adequate Protection Priority Claim of the holders of the Primed Liens for the diminution in the value of their collateral will be accorded the same priority as held by such Primed Liens prior to the filing of the chapter 11 cases, but shall be junior to the Liens of the DIP Agent and the DIP Lenders.

                     As additional adequate protection for the benefit of the Pre-Petition Lenders, (i) the Pre-Petition Lenders shall be entitled to the payment of ongoing interest (payable monthly) and fees, the payment on the Closing Date of all accrued and unpaid or deferred interest then owing with respect to the Pre-Petition Loan Obligations (excluding deferred interest which is payable in kind), and the payment of regularly scheduled amounts due under the Swap Agreement (including such amounts which were originally due and payable on August 9, 2004 and extended to September 30, 2004), (ii) the Pre-Petition Agent and the Senior Lender Steering Committee shall be entitled to the payment of its costs and expenses and (iii) the Debtors shall be prohibited from incurring additional indebtedness having priority claims or liens equal or senior in priority to the Facility or the Pre-Petition Loan Obligations or the liens securing such obligations.

                     Notwithstanding anything herein to the contrary, the adequate protection and other protections set forth in this term sheet and afforded with respect to the Swap Obligations and the liens of the Pre-Petition Agent securing such obligations shall be subject to Wachovia having agreed, pursuant to documentation reasonably satisfactory to the DIP Agent, (i) to waive any right to terminate the Swap Agreement as a result of the commencement of the Chapter 11 cases or as part of any plan of reorganization of the Debtors; and (ii) as part of any plan of reorganization of the Debtors, to permit the Swap Agreement and related Swap Obligations to "pass through" as a post-petition agreement of the reorganized Debtors, subject to the continued timely payment of the regularly scheduled amounts due Wachovia thereunder and subject to such plan providing for valid, effective and enforceable post-confirmation liens and security interests securing the Swap Obligations in substantially the same properties of the Debtors by which such obligations are presently secured, and having substantially the same lien priority and liquidation preference over any other post-confirmation funded indebtedness (other than any post-confirmation revolving credit facility, with respect to which the Swap Obligations would be junior) provided by or owing to the Pre-Petition Agent and other Pre-Petition Lenders as the Swap Obligations currently have over the Pre-Petition Loan Obligations.

                     Subject to the last sentence of this paragraph, as adequate protection for any diminution in the value of any interests of the Bridge Loan Agents and the Bridge Loan Lenders in the property of the Debtors' estate on the Petition Date resulting from (i) the use by the Debtors of such property,
                     (ii) those liens granted to the DIP Lenders which prime the Primed Liens and (iii) the imposition of the automatic stay pursuant to 11 U.S.C. Section 362(a), the Bridge Loan Agent, for the benefit of the Bridge Loan Lenders, shall be granted, subject to the Carve-Out, (1) the Adequate Protection Liens and (2) the Adequate Protection Priority Claim. Such Adequate Protection Liens and Adequate Protection Priority Claim of the Bridge Loan Agent and Bridge Loan Lenders for any diminution in the value of any interests of the Bridge Loan Agent and the Bridge Loan Lenders in the property of the Debtors' estate on the Petition Date will be accorded the same priority as held by such Primed Liens prior to the filing of the Chapter 11 cases, but shall be junior to the Liens of the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders and the replacement liens of the Pre-Petition Agent and Pre-Petition Lenders.

                     The Bridge Loan Steering Committee shall be entitled to the payment of its reasonable costs and expenses, and the Debtors shall be prohibited from incurring additional indebtedness having priority claims or liens equal or senior in priority to the Bridge Loan Obligations or the liens securing such obligations, except as provided herein.

                     The Financing Orders shall provide that the Debtors acknowledge (a) the validity of the obligations owing to the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent and the Bridge Loan Lenders, without defense, offset or counterclaim of any kind, (b) the validity, perfection and priority of the liens securing the obligations owing to the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent and the Bridge Loan Lenders, and that the Debtors waive any right to challenge or contest such claims and liens and (c) that they have no valid claims or causes of action against the Pre-Petition Agent, any Pre-Petition Lenders, the Bridge Loan Agent or any Bridge Loan Lender with respect to the Pre-Petition Credit Agreement, the Swap Agreement, the Bridge Loan Agreement or the related documents or transactions.

                     The Final Order shall provide that any statutory committee shall have 60 days from the date of the selection of counsel to such committee to file any objection to the claims or liens of the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent or the Bridge Loan Lenders, or to commence any adversary proceeding or other action against the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent or the Bridge Loan Lenders after which date, if no such objection or adversary proceeding or other action has been timely filed, the claims, liens and security interests of the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent and the Bridge Loan Lenders shall not be subject to challenge by any party in interest as to validity, priority or otherwise and that the Debtors and their estates shall have released any and all claims or causes of action against the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge Loan Agent and the Bridge Loan Lenders with respect to the Pre-Petition Credit Agreement, the Swap Agreement, the Bridge Loan Agreement, as applicable, or the related documents or transactions.

REPAYMENT:           The Facility shall be repaid in full on the Maturity Date.

PREPAYMENTS:         The Facility shall be repaid (and the commitment thereunder reduced) with 100% of the net cash proceeds of (i) any sale or other disposition of any assets of one or more Borrowers in excess of $500,000 in the aggregate following the Closing Date, and (ii) subject to exceptions for repairs and replacements consistent with the Budget or other amounts to be approved by the DIP Agent and the Required
                     DIP Lenders, any
                     insurance and condemnation recoveries of any Borrower or subsidiary of a Borrower.

                     The Borrowers shall have the right to voluntarily repay any or all loans under the Facility at any time without premium or penalty in minimum increments to be agreed upon and subject to compensation for breakage of LIBOR loans. The Borrowers shall additionally have the right to terminate the commitments of the DIP Lenders in whole, but not in part, upon payment in full of all outstandings under the Facility and subject to notice requirements to be determined.

CONDITIONS
PRECEDENT TO
CLOSING/INITIAL
LENDING: Customary for facilities of this nature, including, but not limited to, credit documentation satisfactory to the Administrative Agent, satisfactory review of all corporate documentation and agreements, other legal due diligence and the following:

                     - An Interim Order, in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders, of the bankruptcy court approving the Facility shall have been entered and shall be in full force and effect, which order shall be entered no later than the 5 days after the Petition Date.

                     - Funding of the Facility shall not violate any requirement of law or cause any of the Borrowers or their subsidiaries to breach any agreement that has not been stayed by the Chapter 11 cases.

                     - Payment of the DIP Agent's fees and associated transaction expenses, and the fees and expenses of legal counsel and financial advisors to: (a) the Senior Lender Steering Committee and the Pre-Petition DIP Agent and (b) the Bridge Loan Steering Committee (which condition may be satisfied with the proceeds of an initial advance under the Facility on the Closing
                         Date).

                     - Limitations on payments in respect of prepetition obligations prior to consummation of Debtors' plan of reorganization and limitations on Debtors' ability to grant adequate protection in favor of third parties not otherwise provided herein.

                     - Establishment or continuation of cash management system for Borrowers and their subsidiaries consistent with the existing cash management arrangements in favor of the Pre-Petition Agent and Pre-Petition Lenders in connection with the Pre-Petition Credit Agreement.

                     - Except for the commencement of the Chapter 11 cases and as may otherwise be disclosed in writing to the DIP Lenders prior to the Closing Date pursuant to the Facility Documentation, no material adverse change, individually or in the aggregate, in the business, financial or other condition of any Borrower or Borrowers and its subsidiaries taken as a whole, or the DIP Collateral or in the prospects or projections of any Borrower or Borrowers and their subsidiaries taken as a whole.

                     - No litigation commenced which has not been stayed by the bankruptcy court and which, if successful, would have a material adverse impact on any Borrower or Borrowers and their subsidiaries taken as a whole, their business or ability to repay the loans, or which would challenge the transactions under consideration.

                     - Receipt of all necessary or appropriate (as determined by the DIP Agent) third party governmental waivers, approvals and consents.

                     - Completion, receipt and review by the DIP Agent of all lien search reports and lien perfection documentation as may be satisfactory to the DIP Agent with respect to the DIP Collateral.

                     - Completion and receipt by the DIP Agent of all other Documentation (as described below) in form and substance satisfactory to the DIP Agent.

CONDITIONS
PRECEDENT TO
SUBSEQUENT
BORROWING:           No material adverse change; no continuing matured or
                     unmatured event of default: no undisclosed litigation;
                     ongoing adherence to representations and warranties; the Final Order approving the Financing by the bankruptcy court shall have been entered and shall be in full force and effect within 30 days following the Petition Date.

INTEREST RATE:       On outstanding amounts under the Facility, at the
                     Borrowers' option (absent a default), the one month LIBOR
                     Rate or the Index Rate, plus, in each case, the interest rate margin then in effect (the "Applicable Margin").
                     Applicable Margins for the Facility would be LIBOR + 3.00% or Index Rate + 2.00%, at the Borrowers' option, for all borrowings for each day on which the aggregate outstanding principal balance of the loans is less than or equal to $10MM. Applicable Margins for the Facility would be LIBOR +
                     4.00% or Index Rate + 3.00%, at the Borrowers' option, for each day on which the aggregate outstanding principal balance of the loans exceeds $10MM. Interest will be calculated on the basis of actual days elapsed and a 360-day year in all cases, and will be payable monthly in arrears in the case of Index Rate loans and at the end of each one month interest period in the case of LIBOR Rate loans.

                     As used herein:

                     "Index Rate" means the higher of (i) the prime rate per annum as most recently reported in the "Money Rates" column of The Wall Street Journal or (ii) the overnight Federal funds rate per annum plus 50 basis points. Such rate will be adjusted as of each change in the Index Rate.

                     "LIBOR" will be defined as the rate per annum equal to the offered rate for deposits in U.S. dollars for one month interest periods that appears on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Eurodollar business days prior to the beginning of such interest period. Interest on LIBOR loans will be adjusted at the end of each interest period. LIBOR breakage fees and borrowing mechanics will be set forth in the final DIP Facility documents.

                     Upon the occurrence and during the continuance of any event of default under the Facility and at the election of the Required DIP Lenders, interest shall be payable on all outstanding loans under the Facility on demand at 2.0% above the then applicable rate.

YIELD PROTECTION:    Customary LIBOR breakage mechanics would be included in the definitive documentation with respect to the Facility, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

UPFRONT FEE:         2.00% of the Maximum Amount, payable on the Closing Date to the DIP Agent, for the ratable benefit of the DIP Lenders.

UNUSED FACILITY FEE: 0.50% on the average unused Maximum Amount due and payable quarterly in arrears to the DIP Agent, for the ratable benefit of the DIP Lenders.

COLLATERAL
MONITORING FEE:      $15,000 per calendar month, payable to the DIP Agent, for
                     its own account, on the Closing Date and on the first business day of each month commencing thereafter.

DOCUMENTATION:       The definitive Facility documents and Financing Orders
                     would be prepared by legal counsel to the DIP Agent and would contain terms and provisions, including, without limitation, representations and warranties, conditions precedent, affirmative, negative and financial covenants, indemnities, and events of default and remedies, in each case, as are customary for commercial transactions in which GE Capital has participated as an agent of the type represented by the Facility and inclusive of those specific provisions referred to below. Relevant documents, such as Facility documents and other transaction documents, subordination agreements, intercreditor and subordination agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, opinions of counsel and other material agreements and instruments, to be acceptable to the DIP Agent and the Required DIP Lenders.
                     The first-day orders and all orders of the bankruptcy court, and all motions relating thereto, shall be in form and substance reasonably acceptable to the DIP Agent and the Required DIP Lenders.

REPRESENTATIONS
AND WARRANTIES:      Usual and customary for facilities of this nature in which
                     GE Capital has acted as agent, including, but not limited to, corporate existence; corporate and governmental authorization; enforceability of credit documentation;
                     financial information; no material adverse changes;
                     compliance with laws, agreements and contractual obligations (including environmental laws); enforceability of the credit documentation; ownership of property;
                     creation and perfection of security interests; compliance with ERISA; no material litigation; payment of taxes;
                     financial condition; and full disclosure.

AFFIRMATIVE
COVENANTS:           Usual and customary for facilities of this nature in which
                     GE Capital has acted as agent, including, but not limited to, receipt of monthly, quarterly and annual financial information, borrowing base certificates, notification of litigation, investigations and other adverse changes, pleadings, motions, applications and other documents filed by or on behalf of the Borrowers; payment and performance of obligations; conduct of business; pledge of newly acquired assets; maintenance of existence; maintenance of property and liability insurance; maintenance of records and accounts; access and inspection rights in favor of the DIP Agent with respect to the Borrowers' and their subsidiaries' property and books and records in each case at the Borrowers' expense; compliance with laws (including environmental laws); payment of taxes; and ERISA.

NEGATIVE
COVENANTS:           Customary for facilities of this nature in which GE Capital has acted as agent including, but not limited to, restrictions and limitations on: additional indebtedness;
                     liens; guaranty obligations; restricted payments;
                     dividends; changes in business; mergers; sales of assets, acquisitions; loans, investments, and capital expenditures;
                     transactions with affiliates; sale and leaseback transactions; restrictive agreements; changes in line of business and changes in fiscal year or accounting methods;
                     superpriority claims which are pari passu with or senior to claims in respect of the Facility.

FINANCIAL COVENANTS: Capital expenditure limitations and other financial covenants to be determined.

BUDGET COMPLIANCE
COVENANT:            On a weekly basis for the period from the Petition Date
                     through the last day of the week of determination (except with respect to reasonable professional fees and expenses), actual disbursements must be no greater than 110% of the sum of the aggregate projected weekly amounts for all projected disbursements set forth in the Budget for such period. Each week, the Borrowers shall provide the DIP
                     Lenders with line-by-line variance reports for the preceding period and on a cumulative basis from the Petition Date to the report date, comparing actual cash receipts and disbursements to amounts projected in the Budget, in form and scope reasonably acceptable to the DIP
                     Agent.

FINANCING ORDERS:    The Financing Orders shall be in form and substance
                     acceptable in all respects to the DIP Agent and Required
                     DIP Lenders and shall include, without limitation, provisions (i) modifying the automatic stay to the extent necessary to permit or effectuate the terms of the Financing Orders and the Documentation for the Facility, including, without limitation, to permit the creation and perfection of DIP Agent's liens on the DIP Collateral, (ii) providing for the automatic vacation of such stay to permit the enforcement of DIP Agent's and the DIP Lenders' remedies under the Facility after reasonable notice to the Pre-Petition Senior Agent and the Bridge Loan Agent, (iii) prohibiting the assertion of claims arising under Section
                     506(c) of the U.S. Bankruptcy Code against the DIP Agent, any DIP Lender, the Pre-Petition Agent, any Pre-Petition
                     Lender, the Bridge Loan Agent or any Bridge Loan Lender, or the commencement of other actions adverse to the DIP Agent, any DIP Lender, the Pre-Petition Agent, any Pre-Petition
                     Lender, the Bridge Loan Agent or any Bridge Loan Lender or their respective rights and remedies under the Facility, the Pre-Petition Credit Agreement, the Swap Agreement, the
                     Bridge Loan Agreement or any bankruptcy court order; (iv) prohibiting the incurrence of debt with priority equal to or greater than that of the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, the Bridge
                     Loan Agent or the Bridge Loan Lenders; (v) prohibiting any granting or imposition of liens other than purchase money priority liens and other liens acceptable to DIP Agent; and
                     (vi) prohibiting the Debtors' use of cash collateral other than as expressly contemplated by the Financing Orders prior to the indefeasible payment in full of the Debtors' obligations under the Facility and termination of the DIP
                     Lenders' commitments thereunder.

EVENTS OF
DEFAULT: Customary for facilities of this nature in which GE Capital has acted as agent including (with customary grace periods, as applicable): nonpayment of principal when due; nonpayment of interest, fees, or other amounts when due; material inaccuracy of representations and warranties; certain ERISA events; material judgments; invalidity of any security document or security interest; a change of management and/or control; or failure to observe any negative or affirmative covenant. In addition:

                     - Any of the Chapter 11 cases of the Debtors is dismissed or converted to Chapter 7 of the Bankruptcy Code or a trustee or examiner is appointed in any of the reorganization cases with enlarged powers to operate or manage the financial affairs of any Debtor.

                     - The bankruptcy court enters a final order that in any way modifies either Financing Order without consent of the DIP Agent and the Required DIP Lenders (except in the case of the replacement of the Interim Order with the entry of the Final Order).

                     - A plan of reorganization is not confirmed by the bankruptcy court within 120 days following the Petition Date.

                     - Any Debtor petitions the bankruptcy court to obtain additional financing pari passu or senior to the Facility.

                     -   The Final Order ceases to be in full force and effect.

                     - Any party other than the Debtors or the DIP Agent shall file a proposed plan of reorganization, or the Debtors' exclusive right to file such a plan has expired or been terminated, in any case without the consent of the DIP Agent and the Required DIP Lenders.

                     - All or substantially all of the property of any Borrower is seized or otherwise appropriated.

                     - The entry of any order of the bankruptcy court granting relief from or modifying the automatic stay to permit one or more creditors to execute upon, enforce or perfect a lien on the DIP Collateral or the collateral securing the Pre-Petition Obligations in excess of $500,000 in the aggregate.

                     - Commencement of any suit against the DIP Agent, DIP Lenders, Pre-Petition Agent or Pre-Petition Lenders that would in any way reduce, set off, or subordinate the Facility or the Pre-Petition Obligations or challenge the DIP Agent's or Pre-Petition Agent's security interest in the DIP Collateral or collateral securing the Pre-Petition Obligations, as the case may be, and if any such suit is commenced by any party other than the Borrowers, in the reasonable judgment of the DIP Agent, such suit has a reasonable possibility of success, and if successful, would be reasonably likely to have a material adverse effect on the Borrowers, their business or their ability to repay the loans made under the Facility, the claims or liens of the DIP Lenders under the Facility or the restructuring of the indebtedness of the Borrowers in connection with the plan of reorganization for the Borrowers.

RELIEF FROM STAY:    The Interim Order and Final Order would provide, that, upon the occurrence and during the continuation of an event of default under the Facility, the automatic stay shall be deemed lifted without any further action by the bankruptcy court, (i) permitting the termination of the Debtors' authority to use cash collateral, the acceleration of the DIP Obligations, the termination of any commitments under the Facility and the exercise of other post-default remedies under the credit agreement and other loan documents for the facility (other than those described in clause (ii) below) and (ii) upon five (5) business days' notice to Borrowers, counsel to any creditors' committee, the United States Trustee, counsel to the Pre-Petition
                     Senior Agent, and counsel to the Bridge Loan Steering
                     Committee, permitting the DIP Agent and the DIP Lenders to exercise any and all enforcement remedies with respect to the DIP Collateral, including, without limitation, the disposition of the DIP Collateral. The only issue that may be contested in such regard is whether or not an event of default shall have occurred.

COSTS AND EXPENSES;
INDEMNIFICATION:     All reasonable out-of-pocket costs and expenses of the DIP
                     Agent and the Senior Lender Steering Committee (including, without limitation, reasonable fees and disbursements of counsel to the DIP Agent and counsel to the Senior Lender
                     Steering Committee, and the fees and
                     expenses of the financial advisors and internal and third-party appraisers and consultants advising the DIP
                     Agent) shall be payable by the Borrowers on demand whether or not the transactions contemplated hereby are consummated. The Borrowers shall indemnify the DIP Agent, the DIP Lenders and the Senior Lender Steering Committee against any liability arising in connection with the transactions contemplated hereby (other than in the case of the gross negligence or willful misconduct of any indemnified person).

ASSIGNMENTS AND
PARTICIPATIONS:      The DIP Lenders would be allowed to assign and sell
                     participations in the Facility and unused commitments under the Facility. In the case of partial assignments (other than to another DIP Lender or an affiliate of a DIP
                     Lender), the minimum assignment amount would be $1,000,000.
                     The DIP Lenders would be allowed to sell participations in their loans, provided that such participations would be in a minimum amount of $1,000,000 and subject to customary limitations on the granting of voting rights to participants.

VOTING: Required DIP Lenders (defined to mean DIP Lenders holding at least a majority of the commitments under the Facility) except that (x) the following shall require the consent of each affected DIP Lender: (i) an increase in the amount of such DIP Lender's commitment under the Facility, (ii) the reduction of interest rates and fees, (iii) the extension of interest or fee payment dates, or (iv) forgiveness of the principal amount, and (y) the following shall require the consent of all the DIP Lenders: (1) modification to the superpriority status of the Borrowers' obligations; (2) a release of all or substantially all of the DIP Agent's liens on and security interests in the DIP Collateral or
                     (3) a release of any Borrower from its obligations under the Facility Documents (except in the case of a disposition of such Borrower's equity interests to the extent permitted or approved pursuant to the Facility Documents). The Required DIP Lenders shall have the right to extend the Maturity Date for up to 90 days; any further extension shall require the unanimous approval of all DIP Lenders. If DIP Lenders representing the Required DIP Lenders support an amendment or waiver that requires unanimous DIP Lender approval but is opposed by one or more other DIP Lenders, then the Required DIP Lenders may require the disapproving DIP Lenders to sell their interests in the DIP Facility to one or more of the Required Lenders at par plus accrued interest and fees.

GOVERNING LAW:       The Bankruptcy Code and the State of New York.

MISCELLANEOUS:       This summary of terms and conditions does not purport to
                     summarize all the conditions, covenants, representations, warranties and other provisions, which would be contained in definitive credit documentation for the Facility contemplated hereby.

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

                         CHOICE ONE COMMUNICATIONS INC.
                         TERMS OF PROPOSED RESTRUCTURING

This term sheet describes certain of the principal terms and conditions of a proposed capital restructuring (the "Restructuring"; the date of consummation of the Restructuring being the "Restructuring Date") of Choice One Communications Inc. ("Holdings") and all of its operating subsidiaries ("Borrowers"; with Holdings, the "Company"). This term sheet has been distributed for discussion and settlement purposes only and is subject to the provisions of Rule 408 of the Federal Rules of Evidence and any similar applicable state or other law or rule. This term sheet is not an offer with respect to any securities. This term sheet is non-binding and shall not constitute an admission by any person or entity and the proposals contained herein are subject to, among other things, the completion of due diligence (including, without limitation, tax due diligence and diligence on the benefits to be obtained from contract rejections in a Chapter 11 proceeding) and the negotiation, documentation and execution of satisfactory definitive documentation.

Restructuring

Senior Loans                The holders of Senior Loans will convert the
(Tranches A, B, C &         principal amount thereof into an aggregate of (i)
D Terms Loans and           $175,000,000 of Senior Secured Term Notes and (ii)
Revolving Loans)            90% of the common stock in the restructured Company
                            ("Common Stock"), all to be distributed on the Restructuring Date, and all subject to dilution as described (and only as described) herein; provided that:

                            (x) each individual holder of Senior Loans will be entitled to receive at least its pro rata share of Senior Secured Term Notes and Common Stock and may elect to allocate more of its recoveries to Senior Secured Term Notes or to Common Stock, as the case may be, so long as the aggregate amounts so allocated to all holders of Senior Loans are equal to $175,000,000 of Senior Secured Term Notes and 90% of the Common Stock, subject to proration for over-elections. In all cases, final equity and debt allocations to the holders of the Senior Loans that are other than pro rata will be subject to the approval of the Senior Loan Steering Committee; and

                            (y) any holder of Senior Loans that elects to acquire at least its pro rata portion of the Senior Secured Term Notes may elect to receive all of its Common Stock in the form of a separate class of Common Stock (the "Class B Common Stock"). The Class B Common Stock will have limited voting rights, will not be entitled to vote in the election of directors and will be convertible into Common Stock, at the option of the holder, at any time. Assumption:
                            $404,058,561 principal outstanding 6/30/04;
                            treatment of existing swap agreement, and rights of holders of Term D Loans and Term C Deferred Interest (including the potential right to receive only Senior Secured Term Notes, and no Common Stock, and the potential right to receive payment priority with respect to the balance of the other Senior Secured Term Notes similar to that in the existing Credit Agreement), to be determined.

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

Bridge Loans, Series A      The holders of the Bridge Loans (including
Preferred Stock,            capitalized interest) (the "Bridge Lenders") will
existing common             convert all of the Bridge Loans into a right to
stock and warrants          receive in the aggregate 10% of the Common Stock
                            plus 7-year warrants to purchase Common Stock as described immediately below, all to be distributed on the Restructuring Date and all subject to dilution as described (and only as described) herein. All existing Series A Preferred Stock, existing common stock, existing options to purchase common stock and warrants will be cancelled on the Restructuring Date (the holders of the Series A
                            Preferred Stock, all existing common stock, options and warrants being, collectively, the "Junior
                            Classes").

Warrants The Bridge Lenders will receive 7-year Warrants, which Warrants shall be exercisable as follows:

                            Series A 7-year Warrants convertible into a number of shares of the Common Stock that would equal 3% of the Common Stock if exercised on the Restructuring Date will be exercisable at a price per share equal to 135% of the price per share established on the Restructuring Date based on the reorganization equity value of the Company; and

                            Series B 7-year Warrants convertible into a number of shares of the Common Stock that would equal 10% of the Common Stock if exercised on the Restructuring Date will be exercisable at a price equal to 200% of the price per share established on the Restructuring Date based on the reorganization equity value of the Company.

                            No other warrants will be issued to any other person or entity, including the holders of the Senior Loans, the Bridge Lenders and the Junior Classes, and all Warrants (as well as all Common Stock received by the holders of the Senior Loans and by the holders of the Bridge Loans) shall be subject to dilution for other equity issuances contemplated by this term sheet, including for management/qualifying employee restricted Common Stock and options and the exercise of any Warrants.

                            If, at any time prior to the expiration of two years after the issuance of the Warrants, a Black Scholes Event shall occur, and as a result thereof the Common Stock is converted into the right to:

                            (a) receive cash (and only cash), then the acquirer or the Company shall purchase the Warrants on the effective date of any such Black Scholes Event for an amount in cash equal to the greater of:

                                  (i)   the per share amount of such
                                        consideration reduced by the then
                                        current exercise price of the Warrants;
                                        or

                                  (ii)  the Black-Scholes Valuation of the
                                        Warrants, assuming a risk free interest
                                        rate of 4.37% and 50% stock volatility.
                                        The term of the Warrants will be
                                        adjusted to the remaining life from the
                                        time the Black Scholes Event is
                                        consummated; or

                            (b) receive securities or cash and securities, the Warrants shall remain outstanding, the acquirer shall assume the outstanding Warrants on the effective date of any

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

                            such Black Scholes Event and such Warrants shall be exercisable by the holder of such Warrants for the amount and kind of consideration the holder of such Warrant would have received if such holder exercised such Warrants immediately prior to the Black Scholes Event.

                            "Black Scholes Event" shall mean (i) the acquisition by any person or group, in a tender offer or series of related tender offers made for all outstanding Common Stock, of 50.1% or more of the Common Stock,
                            (ii) the consolidation, merger or combination of Holdings with another person (other than a subsidiary of Holdings) or (iii) a sale, lease or other disposition of all or substantially all of the assets of Holdings."

Management/ Qualifying      Restricted Common Stock aggregating up to [1.5]%,
Employee Stock and Options  and options to purchase Common Stock (subject to a customary vesting schedule and other terms
                            (including strike prices, eligibility criteria and performance targets) to be agreed upon by the post-Restructuring Board of Directors (or an appropriate subcommittee thereof) (the "New Board") representing in the aggregate a number of shares of the Common Stock that would total up to [4.5]% of the Common Stock if exercised on the Restructuring
                            Date will be reserved for management and qualifying employees of the Company, with the New Board making determinations as to timing, vesting, grants, eligibility and the like. These grants of restricted
                            Common Stock will be subject to dilution, including by reason of the exercise of any Warrants.

Dilution For purposes of greater clarity, an example of how dilution will affect the various equity stakeholders under certain assumed conditions (and, by extrapolation, to certain other conditions) has been set forth on Annex I.

Reorganization Value        $375,000,000 (plus an amount equal to the
                            outstanding principal amount of any new financing, as described below).

DIP Financing

DIP Financing               Up to $20,000,000 (the "DIP Financing") to be
                            provided on a priming basis pursuant to Section
                            364(d) of the Federal Bankruptcy Code. The permitted uses of the proceeds of the DIP Financing shall be pursuant to a budget prepared by the Company and acceptable to the Administrative Agent and the Senior Loan Steering Committee, and will include payment of adequate protection and payments in respect of the existing swap agreement.

Lenders All the DIP Financing would be agented by the Administrative Agent and provided by members of the Senior Loan Steering Committee (and/or their affiliates) and such other holders of the Senior Loans (and/or their affiliates) as may be approved by the Senior Loan Steering Committee, all on terms customary for priming debtor-in-possession financings and otherwise reasonably satisfactory to the Administrative Agent (including, without limitation, the identity of the borrower or borrowers and guarantors). Commitments will be solicited for participation therein prior to the Company's bankruptcy filing. There will be no debtor-in-possession financing other

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

                            than the DIP Financing.

                            The DIP Financing will have a first priority lien and administrative priority over all of the assets of the Company. Adequate protection for the holders of Senior Loans shall consist of payment of any outstanding prepetition interest (other than any payment-in-kind interest), current interest during the chapter 11 case, and professional fees and expenses, as well as customary replacement liens and non-monetary forms of adequate protection to be agreed upon; provided that if the DIP Financing is accelerated due to the occurrence of an event of default, all rights of the holders of the Senior Loans to request additional adequate protection, and all rights of the Company and the holders of the Bridge Loans to oppose any such request, are reserved. To the extent permitted under applicable law, the holders of the Bridge Loans shall receive adequate protection in the form of current payment of professional fees and expenses during the chapter 11 case, customary replacement junior liens and other non-monetary forms of adequate protection to be agreed upon, in each case junior to any adequate protection granted to the holders of the Senior Loans.

Exit Financing

Exit Financing              Up to $25,000,000 revolving credit facility (the
                            "Exit Financing"), to refinance the DIP Financing and provide for ongoing working capital requirements of Holdings and its Subsidiaries.

Lenders The Administrative Agent will have the option to agent the Exit Financing and the Holders of the Senior Loans and the Bridge Lenders will be given the opportunity to provide the Exit Financing, with the Bridge Lenders being required to provide, as a condition to the implementation of the terms of this Term Sheet, binding commitments for $10,000,000 (but not more than $10,000,000) of the Exit Financing, to be provided at the option of the Senior Loan Steering Committee, all on terms and conditions reasonably satisfactory to the Administrative Agent.

                            The Exit Financing will have a first priority lien on and security interest in all of the assets of the Company and will be senior pursuant to a waterfall to the Senior Secured Term Notes (including, without limitation, all principal and interest with respect to the Exit Financing, whether or not allowed in a subsequent insolvency proceeding).

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

Other Considerations

Board of Directors           The Company will have 7 directors upon consummation
                             of the Restructuring, whose initial term will be two years. The directors will include:

                                  -      5 directors initially designated by
                                         majority holders of Senior Loans
                                         electing to hold voting Common Stock.

                                  -      1 director who shall be the CEO (but
                                         will not be the chairperson).

                                  - 1 director initially designated by the majority holders of Bridge Loans.

                             Any currently existing control provisions and Board rights between the Company and any party will be canceled as part of the Restructuring. Other governance issues to be agreed.

Implementation/ Lockup       To be implemented pursuant to a pre-packaged or
Agreement                    pre-negotiated plan of reorganization under Chapter
                             11 of the Bankruptcy Code.

                             Each of the Company, the holders of the Senior Loans, and the Bridge Lenders would enter into agreements (the "Lockup Agreements") that would, among other things, (i) commit the signatories to support the Restructuring, (ii) ensure that if any signatory sells, assigns or otherwise conveys its claims (a "Sale Transaction"), it would condition said Sale Transaction upon the transferee's assumption of the transferor's Lockup Agreement and
                             (iii) would not be subject to a due diligence out. The support of the holders of the Senior Loans for the transactions contemplated by this term sheet is conditioned upon, among other things, (i) Lockup Agreements being executed by the Company, (ii) satisfaction of the conditions set forth in "Minimum Acceptance" below and (iii) approval of the Restructuring by the Company's board of directors. With respect to the preceding clause
                             (ii), it is understood that (a) the number of Bridge Loan holders signing Lockup Agreements may not be more than one-half in number of the Bridge Loan holders and (b) if the Bridge Loan Steering Committee becomes aware that any Bridge Loan holder opposes or will oppose the Restructuring, it shall so notify the Senior Loan Steering Committee.

Releases The Restructuring would include a full discharge and release of liability in favor of the Company, the restructured Company, the holders of the Senior Loans, the holders of the Bridge Loans and each of their respective principals, employees, agents, officers, directors, shareholders and professionals from: (i) any and all claims and causes of action arising prior to the effective date of the Restructuring and (ii) any and all claims arising from the actions taken or not taken in good faith in connection with the Restructuring.

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Project Jasper                                                           8/10/04
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Minimum Acceptance           (i) If votes on a plan of reorganization
                             implementing the Restructuring are solicited pursuant to section 1126(b) of the Bankruptcy Code prior to the Company's commencement of a chapter 11 case, at least 66-2/3% in dollar amount and more than one-half in number of each of the holders of the existing Senior Loans and Bridge Loans voting shall have voted in favor of such plan prior to the commencement of the Chapter 11 case for the Company, and (ii) if votes on a plan of reorganization implementing the Restructuring are to be solicited after the Company's commencement of a Chapter 11 case, then prior to the commencement of any Chapter 11 case for the Company, and in no event later than [September 30], 2004, holders of at least 66-2/3% in dollar amount and more than one-half in number of each of the holders of the existing Senior Loans and Bridge Loans shall have executed Lock Up Agreements; provided, that if by the date of commencement of any Chapter 11 case for the Company, executed Lock Up Agreements have been executed by 66 2/3% in dollar amount but not one-half in number of the holders of either the Senior Loans or the Bridge Loans, then Minimum Acceptance will still be deemed to have been obtained if the financial advisor to the Senior Lenders or the Bridge Lenders, as applicable, shall have represented in writing its belief, after reasonable due diligence, that after a vote taken in the Chapter 11 cases of the Company the class of Senior Lenders or Bridge Lenders, as applicable, will vote to accept the plan of reorganization under section 1126(c) of the Bankruptcy Code. If such Minimum Acceptance is not obtained or a Chapter 11 plan implementing the Restructuring can only be confirmed by a "cram down" of the class of Bridge Loan holders, then the holders of the Senior Loans will have the right, in their sole discretion, to withdraw their support for the Restructuring.

Definitive Documentation     Subject to, among other things, definitive
                             documentation acceptable to the signatories to the Lock-up Agreement.

Senior Secured Term Notes

Issuers                      Borrowers, jointly and severally

Guarantor                    Holdings

Initial Principal            $175,000,000.
Amount

Ranking                      Senior indebtedness of Issuers.

Security First priority lien on and security interest in all of the assets of the Company, but junior pursuant to a waterfall to the Exit Financing.

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Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

Interest                     LIBOR + (1)500, paid currently.

Maturity Date                6 years from the date of the consummation of
                             the restructuring.

Scheduled                    Year 1:     0.00%
Amortization

                             Year 2-6:   TBD%

Covenants and Events         Standard and customary provisions, including but
of Default                   without limitation the following financial
                             covenants: fixed charge ratio, total leverage ratio, senior leverage ratio, interest coverage ratio, minimum cash and maximum capital expenditures.

General Provisions

Governing Law and Forum

                             The Senior Secured Term Notes, the Warrants, any options and, to the extent applicable, any other shares of the Company's capital stock issued in connection with the Restructuring, and all related documentation, other than certain security documentation, will be governed by the laws of the State of New York and, as applicable, Delaware.

Expenses

                             The Company will promptly pay all fees and expenses of the Administrative Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee, including, without limitation, the legal and professional fees and costs of counsel to the Administrative Agent, counsel to the Senior Loan Steering Committee, financial advisors to the Senior Loan Steering Committee, counsel to the Bridge Loan Steering Committee and financial advisors to the Bridge Loan Steering Committee, and the Administrative Agent, the Senior Loan Steering Committee and the Bridge Loan Steering Committee shall be satisfied that appropriate provision has been made therefor in all applicable documentation (including, without limitation, the agreements entered into in connection with the court order or orders approving the DIP Financing, the use of cash collateral and adequate protection of the holders of the Senior Loans and the Bridge Loans to the extent permitted by applicable law).

Registration Rights

                             Holders of Senior Loans that receive Common Stock will have four demand registration rights with respect to their Common Stock, subject to customary limitations on minimum participation levels and time elapsed since prior

                             (1) Or such higher rate to reflect a market rate of interest (which increase would likely be comprised of PIK interest based on leverage levels as follows:

                             Leverage Ratio        PIK Interest
                             >3.5 but <4.0X        50 bps
                             >=4.0 but <5.0X       100 bps
                             >=5.0 but <6.0X       150 bps
                             >=6.0X                200 bps

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Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

                             registration, and unlimited customary piggyback registration rights with respect to the underlying Common Stock. Registration rights of such holders shall have priority over any other registration rights of holders of any of the Company's other capital stock.

                             Holders of the Bridge Loans will have customary piggyback registration rights with respect to their Common Stock, subject to customary limitations and priorities in favor of the demanding party.

Miscellaneous                Customary other provisions for transactions of this
                             nature. To the extent Holdings is a private company after the Restructuring Date, reasonable and customary limitations on transfers of equity interests will be included to comply with securities laws.

Project Jasper                                                           8/10/04
                                                Preliminary Draft - Confidential

                                                                         ANNEX I

           Annex I - Sample Dilution Schedule / Capitalization Summary

                                               ISSUED            REORG              TIER I            TIER II
                                               SHARES           ADJUSTED            STRIKE            STRIKE
                                             -----------------------------------------------------------------
EQUITY VALUE                                 $  200,000        $   200,000        $  270,000      $    400,000

Premium                                                                                35.00%           100.00%

Employee Restricted Stock                                             1.50%               NA                NA
Employee Options                                                      4.50%             0.00%             0.00%
Series A/B Warrants                                                                     3.00%            10.00%

EQUITY SPLIT

Banks - Primary Equity                            90.00%             84.60%            82.06%            73.86%
Notes - Primary Equity                            10.00%              9.40%             9.12%             8.21%
Employee Restricted Stock                          0.00%              1.50%             1.46%             1.31%
Warrant A                                          0.00%              0.00%             3.00%             2.70%
Warrant B                                          0.00%              0.00%             0.00%            10.00%
Employee Options                                   0.00%              4.50%             4.37%             3.93%
                                             ----------        -----------        ----------      ------------
Total                                            100.00%            100.00%           100.00%           100.00%

SHARES

Banks - Primary Equity                        9,000,000          9,000,000         9,000,000         9,000,000
Notes - Primary Equity                        1,000,000          1,000,000         1,000,000         1,000,000
Employee Restricted Stock                             0            159,574           159,574           159,574
Series A Warrants                                     0                  0           329,020           329,020
Series B Warrants                                     0                  0                 0         1,218,591
Employee Options                                      0            478,723           478,723           478,723
                                             ----------        -----------        ----------      ------------
Total                                        10,000,000         10,638,298        10,967,317        12,185,908

NOTES:

(1) For illustrative purposes: Assumes management strike prices at reorganization value.

(2) Primary share count of 10M set for purposes of calculation only.

(3) Total management package consisting of 1.5% Restricted Stock presented for illustrative purposes only.